Exhibit 23.1

PricewaterhouseCoopers LLP
Suite 250
101 CentrePort Drive
Greensboro NC 27409
Telephone (336) 665 2700
Facsimile (336) 665 2699

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-71896) and Forms S-8 (No. 33-43006, No. 33-55065, No. 333-39735, No. 333-94329, No. 333-115905, No. 333-102602, No. 333-90764, and No. 333-97745) of Laboratory Corporation of America Holdings of our report dated March 1, 2005, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K.

PricewaterhouseCoopers LLP

Greensboro, North CarolinaMarch
1, 2005